Exhibit 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of July 18, 2017, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the ordinary shares, par value $0.000001 per share, of SPI Energy Co., Ltd., a Cayman Islands company, and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Yunshi Wang

By:	/s/ Yunshi Wang

Qian Kun Prosperous Times Investment Limited

By:	/s/ Yunshi Wang
Name:	Yunshi Wang
Title:	Director